Exhibit 99.1

West Virginia American Water Receives Rate Order from Public Service Commission

CHARLESTON, W.Va. (Feb. 25, 2022) – In an order entered on February 24, 2022, the Public Service Commission of West Virginia (PSC) approved a request to establish new water and wastewater rates for West Virginia American Water customers. The $23.5 million order recognizes the company’s response to the COVID-19 pandemic, troubled system acquisition investment and Distribution System Improvement Charge (DSIC) investment. The order includes a $1.6 million reduction for excess accumulated deferred income taxes (EADIT) which is an offset included in the approved base rates. Factoring in the company’s current DSIC surcharge on customer bills, the actual increase water customers would experience totals $13.0 million in annual revenue or approximately 8.33 percent over current rates.

The company’s rate request, filed on April 30, 2021, was driven by $258 million in infrastructure investments since its last rate case in 2018, including upgrades to water mains, treatment plants, tanks, valves, booster stations and other infrastructure necessary to maintain and improve water quality, service reliability and fire protection. Unfortunately, much of that investment was not recognized in the PSC’s order.

“We appreciate the careful consideration and review from the Public Service Commission in our request to establish new customer rates following significant infrastructure investment by our company over the last three years,” said Robert Burton, president of West Virginia American Water. “While the results of the order may impact our infrastructure replacement rate moving forward, we are still reviewing the intricacies of the order and how it will impact the company and our customers.”

The new rates, effective today, follow a 300-day statutory review of the company’s rate request. The PSC has ordered a novel rate structure that attempts to provide additional benefit to low-income customers. As ordered, this new rate structure limits the company’s ability to fully identify rate impacts at this time for specific customer classes. The average residential water customer can expect to see an estimated 8.33 percent base rate increase above what they are currently paying, while the company’s wastewater customers in Fayette County can expect to see an estimated 14.87 percent rate increase per month. The aforementioned novel rate structure, which freezes rate impacts for low-income customers, will likely cause these average percent increases to rise in the final rate calculation.

For those families who face economic challenges, West Virginia American Water offers several targeted customer assistance programs. Residential customers have the option of paying bills under a budget billing plan to have predictable monthly payments and avoid seasonal spikes, and customers with past-due bills are offered flexible payment arrangements through installment agreements.

The company also offers a reduced rate program that provides a year-round 20 percent discount on residential water and wastewater rates for low-income customers determined eligible by the West Virginia Department of Health and Human Resources. Additionally, the company helps fund the West Virginia Utility Assistance Program Dollar Energy Fund, through which eligible customers can receive one-time emergency grants applied directly to their water bills. Customers can learn more about assistance options by calling 1-800-685-8660 or visiting the Customer Assistance Programs page on the company website.

West Virginia American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water services to approximately 560,000 people. With a history dating back to 1886, American Water (NYSE:AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

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Media Contact:
Megan Hannah, Senior Manager, Government and External Affairs
Megan.Hannah@amwater.com
Office: (304) 340-2088
Mobile: (304) 380-8455
www.westvirginiaamwater.com